-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                            CONTRIBUTION AGREEMENT


                                      FOR


                            DEVELOPMENT PROPERTIES

                                      AND

                              REGENCY FOREST LAND

                                     AMONG

                                "CONTRIBUTORS"
                              (AS HEREIN DEFINED)

                                      AND

                              WEEKS REALTY, L.P.

                               DOING BUSINESS AS

                       WEEKS REALTY LIMITED PARTNERSHIP

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
 1.    DEFINED TERMS......................................................    2

 2.    COVENANT TO CONTRIBUTE.............................................   10

 3.    STRUCTURE OF CONTRIBUTION..........................................   10

 4.    CONTRIBUTION DATE..................................................   10

 5.    CONTRIBUTION VALUE.................................................   11

 6.    ADJUSTED CONTRIBUTION VALUE........................................   11

 7.    ISSUANCE OF UNITS..................................................   12

 8.    INTERIM CONDUCT....................................................   12

 9.    EXISTING LOANS.....................................................   14

10.    TITLE AND SURVEY...................................................   15

11.    DATE, TIME AND PLACE OF CONTRIBUTION...............................   16

12.    COSTS AND EXPENSES; PREPARATION OF DOCUMENTS.......................   18

13.    ACCESS TO AND EXAMINATION OF THE
       DEVELOPMENT PROPERTIES.............................................   18

14.    REPRESENTATIONS AND WARRANTIES OF
       THE CONTRIBUTORS...................................................   19

15.    REPRESENTATIONS AND WARRANTIES OF WEEKS............................   27

16.    CONDITIONS.........................................................   28

17.    FIRE AND CASUALTY..................................................   30

18.    EMINENT DOMAIN.....................................................   31

19.    DEFAULT............................................................   32

                                                                           Page
                                                                           ----
20.    BROKERAGE FEES.....................................................   32

21.    MISCELLANEOUS......................................................   33

SCHEDULE OF EXHIBITS

EXHIBIT A    Development Properties

EXHIBIT B    Existing Loans

EXHIBIT C    Existing Loan Documents

EXHIBIT D    Legal Descriptions of Land

EXHIBIT E    Leasing Guidelines

EXHIBIT F    Permitted Exceptions

EXHIBIT G    Pro Forma Annual Operating Expenses/Pro Forma Reimbursable
             Amounts/Pro Forma Cost

EXHIBIT H    Rent Roll

EXHIBIT I    Tenant Estoppel Certificate Form

EXHIBIT J    Schedule of Environmental Reports

EXHIBIT K    Schedule of Pending or Threatened Litigation

EXHIBIT L    Schedule of Engineering Reports

EXHIBIT M    Schedule of Insurance Coverage

EXHIBIT N    Schedule of Incomplete Improvements

EXHIBIT O    Schedule of Service Contracts

EXHIBIT P    Schedule of Commission Obligations

EXHIBIT Q    Regency Forest Land Site Plan

                            CONTRIBUTION AGREEMENT
                           (Development Properties)
                             (Regency Forest Land)


     THIS CONTRIBUTION AGREEMENT (hereinafter referred to as this "Agreement"), made and entered into as of this 31st day of December, 1996, by and among the "CONTRIBUTORS" (as hereinafter defined); and WEEKS REALTY, L.P., a Georgia limited partnership authorized to do business in North Carolina as Weeks Realty Limited Partnership (hereinafter referred to as "Weeks");

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, pursuant to the "Transaction Documents" (as defined in that certain Contribution Agreement for Completed Properties, dated of even date herewith), the Contributors and other contributors identified in the Transaction Documents have agreed to contribute in stages certain assets, properties and businesses to the capital of Weeks upon and subject to the terms and conditions set forth in the Transaction Documents (hereinafter referred to as the "Transaction");

     WHEREAS, on even date herewith, the Contributors and other contributors identified in the Transaction Documents contributed to the capital of Weeks (hereinafter referred to as the "Initial Contribution") the "Completed Properties" (as defined in that certain Contribution Agreement for Completed Properties, dated as of even date herewith) in exchange for "Units" (as hereinafter defined) and assumption (subject to the limitation on recourse provisions) of certain indebtedness as one of the stages in the Transaction;

     WHEREAS, as another stage of the Transaction, Contributors have agreed to contribute, from time to time, each of the "Development Properties" (as hereinafter defined) and the "Regency Forest Land" (as hereinafter defined) to the capital of Weeks in exchange for the issuance of additional Units and the assumption (subject to the limitation on recourse provisions) of certain indebtedness, as and when certain conditions are met, all as more particularly set forth in this Agreement; and

     WHEREAS, Weeks has agreed to accept such contribution of the Development Properties and, in connection therewith, issue Units to the Contributors and assume (subject to the limitations of recourse provisions) certain liabilities, all as more particularly set forth in this Agreement.

     NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contributors and Weeks hereby covenant and agree as follows:

     1. DEFINED TERMS. In addition to terms defined elsewhere in this Agreement, the following words, when used in this Agreement, shall have the meanings ascribed thereto in this paragraph:

     a.  "Adjusted Contribution Value" means the adjusted contribution value
          ---------------------------
         for a Development Property arrived at after making the adjustments provided for in Paragraph 6 of this Agreement.

     b.  "Contribution" means the consummation of a contribution to the
          ------------
         capital of Weeks of a Development Property pursuant to the terms and conditions of this Agreement; and "Contribute" means the making of a
                                            ----------
         Contribution.

     c.  "Contribution Date", for each Development Property, means the date on
          -----------------
         which that Development Property is Contributed by the Contributors to the capital of Weeks pursuant to Paragraph 4 of this Agreement.

     d.  "Contribution Value" means the contribution value of a Development
          ------------------
         Property determined in accordance with Paragraph 5 of this Agreement.

     e.  "Contributors" means, collectively, H.S. Lichtin, M.A. Robertson,
          ------------
         Noel Lichtin, and PPW; and "Contributor" means any one of the
                                     -----------
         Contributors.

     f.  "Development Property" means the Real Property, the Tangible Personal
          --------------------
         Property and the Intangible Personal Property located at, attributable to or used in connection with one of the four (4) projects identified on Exhibit A, attached hereto and by this reference made a part hereof;
            ---------
         and Development Properties means, collectively, all of the Real
             ----------------------
         Property, the Tangible Personal Property and the Intangible Personal Property located at, attributable to or used in connection with all of the four (4) projects identified on Exhibit A hereto. Any reference to
                                             ---------
         a specific Development Property shall be made by incorporating the name of the project as set forth on Exhibit A; for example, a specific
                                        ---------
         reference to the first listed Development Property shall be the "Woodlake III Property". Development Property does not include the Regency Forest Land.

     g.  "Environmental Laws" means the Resource Conservation and Recovery Act
          ------------------
         (42 U.S.C. (S) 6901 et seq.), as amended by the Hazardous Materials
                             -- ---
         Transportation Act (490 U.S.C. (S) 1801 et seq.); the Toxic Substance
                                                 -- ---
         Control Act (15 U.S.C. (S) 2601 et seq.); Clean Air Act U.S.C. (S) 136
                                         -- ---
         et seq.); the Occupational Safety and Health Act (29 U.S.C. (S) 651 et
         -- ---                                                              --
         seq.) and all applicable federal, state and local environmental laws,
         ---
         including obligations under the common law, ordinances, rules and regulations, as any of the foregoing may have been amended, supplemented or supplanted prior to the date hereof, relating to regulation or control of Hazardous Materials, or their handling, storage or disposal or to environmental health and safety.

     h. "Existing Loan" means one of the loans identified on Exhibit B, attached
         -------------                                       ---------
         hereto and by this reference made a part hereof; and "Existing Loans"
                                                               --------------
         means, collectively, all of the loans identified on Exhibit B hereto.
                                                             ---------

     i. "Existing Loan Documents" means, collectively, all of the loan documents
         -----------------------
        evidencing and securing an Existing Loan, as identified on Exhibit C,
                                                                   ---------
        attached hereto and by this reference made a part hereof.

     j. "Gross Income", for the purpose of determining the Contribution Value of
         ------------
        a Development Property and subject to certain adjustments and deductions expressly provided in this definition, means the sum of the gross rental income, including applicable Pro Forma Reimbursable Amounts, scheduled to be paid by each Tenant under its Lease for the twelve (12) month period commencing on the Contribution Date, subject to the following:

        i. If Tenant free rent concessions for a Lease exceed (A) three (3) months for a Lease that has an original term of at least five (5) years, or (B) one (1) month for a Lease that has an original term of less than five (5) years (in either case, such excess, the "Excess Tenant Concessions"); then, the amount included in determining Gross Income from this Lease shall equal the dollar amount derived from the following formula:

                   (A) [(B - C)/B] = D

            where in the foregoing formula:

            A = gross rental income, including applicable
                Pro Forma Reimbursable Amounts, scheduled to be paid under the Lease for the twelve (12) month period commencing on the Contribution Date;

            B = total gross rental income, including applicable Pro
                Forma Reimbursable Amounts, scheduled to be paid under the Lease for the original term of the Lease, calculated without regard to Excess Tenant Concessions;

            C = total value of the Excess Tenant Concessions for the
                initial term of the Lease; and

            D = amount to be included in Gross Income from the Lease.

        ii. If the allowance for tenant finish exceeds the applicable Pro Forma Level of Tenant Allowance in a Lease in a Development Property, for the purpose of determining Gross Income from that Development Property, the rental income attributable to the twelve (12) month period commencing on the Contribution Date shall be reduced by the amount attributable to that twelve (12) month period for amortization of such excess tenant allowance and lease commissions attributable to that excess tenant allowance. For this purpose, the amortization shall be computed by treating the amount of the excess tenant allowance and related commission cost as a loan to Tenant having a term equal to the original term of the Lease and bearing interest at a simple interest rate per annum of ten and one-quarter percent (10.25%) to be repaid in equal monthly installments of principal and interest over the original term of the Lease.

     k. "Hazardous Materials" means (i) those substances included within
         -------------------
        definitions of or identified as "hazardous substances," "hazardous materials," or "toxic substances" in or pursuant to Environmental Laws;
        (ii) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas or synthetic gas usable for fuel or any mixture thereof, or any product containing the foregoing substances, (B) asbestos or asbestos containing material, (C) polychlorinated biphenyls, (D) any substance designated as "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321), or listed pursuant to Section 307 of
             -- ---
        the Clean Water Act (33 U.S.C. (S) 1317); (E) flammable explosives; (F) radioactive materials; and (iv) such other substances, materials and wastes which are or become regulated as hazardous, toxic or "special wastes" under Environmental Laws.

     l. "H.S. Lichtin" means Harold S. Lichtin, an individual resident of North
         ------------
         Carolina.

     m. "Improvements" means all buildings, structures and other improvements,
         ------------
         including such fixtures as constitute real property, located on the Land.

     n. "Intangible Personal Property" means any intangible personal property
         ----------------------------
        now or hereafter owned by Project Entity in connection with the Land, the Improvements or the Tangible Personal Property, and all of Project Entity's rights under all contracts, utility arrangements, and other agreements relating to the ownership, operation and occupancy thereof, including, without limitation, warranties from contractors on the Improvements, roof warranties, equipment warranties, the Leases and Service Contracts; provided, however, the term "Intangible Personal
                           --------  -------
        Property" does not include any cash on hand and in bank accounts, notes receivable, accounts receivable (except as provided in Paragraph 11), rights under pending litigation, any rights to the name "Lichtin Properties, Inc.", and any prepaid insurance premiums.

     o. "Land" means those certain tracts or parcels of real property located
         ----
        in Wake County, North Carolina, and containing approximately 25.0 acres, in the aggregate, as more particularly described in Exhibit D, attached
                                                            ---------
        hereto and by this reference made a part hereof, together with all of Project Entity's right, title and interest in and to all appurtenances, rights, easements, tenements and hereditaments incident thereto. Land does not include the Regency Forest Land.

     p. "Lease" means any lease or occupancy agreement affecting the Development
         -----
         Properties.

     q. "Leasing Guidelines" means the leasing guidelines set forth on
         ------------------
        Exhibit E, attached hereto and by this reference made a part hereof.

     r. "Lender" means the holder of an Existing Loan.
         ------

     s. "Liens" means any liens, security interests, mortgages, deeds of trust,
         -----
        charges, claims, encumbrances, pledges, options, rights of first offer or first refusal and any other rights or interests of others of any kind or nature, actual or contingent, or other similar encumbrances of any nature whatsoever.

     t. "M.A. Robertson" means Marie Antoinette Robertson, an individual
         --------------
        resident of Texas.

     u. "Net Operating Income", for the purposes of determining the
         --------------------
        Contribution Value of a Development Property as of its Contribution Date, means (i) Vacancy Adjusted Gross Income; less (ii) Operating Expenses.

     v. "Noel Lichtin" means Noel Lichtin, an individual resident of North
         ------------
        Carolina.

     w. "Operating Expenses", for the purposes of determining the Contribution
         ------------------
        Value of a Development Property, means the applicable Pro Forma Annual Operating Expense for the twelve (12) month period commencing on the Contribution Date for that Development Property. Operating Expenses also shall include, without limitation, (i) a management fee equal to four percent (4%) (or such other percentage as is contractually agreed in a Lease for the gross rental income from that Lease) of Vacancy Adjusted Gross Income (but not including reimbursables) for the twelve (12) month period commencing on the Contribution Date for that Development Property, and (ii) a reserve for expenses in the amount of eight cents ($.08) per square foot of area in the Enterprise III Development Property, five cents ($.05) per annum per square foot of area in the Woodlake III Development Property and ten cents ($.10) per annum per square foot of area in the Regency-Sprint Development Property and the 2000 Perimeter Park West Development Property.

     x. "Partnership Amendment" means that certain Second Amendment to Second
         ---------------------
        Amended and Restated Agreement of Limited Partnership, dated of even date herewith, pursuant to which H.S. Lichtin and M.A. Robertson, among others, are admitted as limited partners to Weeks.

     y. "Permitted Exceptions" means those matters set forth in Exhibit F,
         --------------------
        attached hereto and by this reference made a part hereof, the Existing Loan Documents, together with any matter expressly approved by Weeks pursuant to this Agreement.

     z. "PPW" means Perimeter Park West Associates Limited Partnership, a North
         ---
        Carolina limited partnership having H.S. Lichtin and M.A. Robertson as its General Partners.

    aa. "Pro Forma Annual Operating Expense" means the pro forma annual
         ----------------------------------
        operating expense set forth on Exhibit G, attached hereto and by this
                                       ---------
        reference made a part hereof.

    bb. "Pro Forma Cost" means the pro forma cost for each Development
         --------------
        Property also set forth on said Exhibit G hereto.

    cc. "Pro Forma Level of Tenant Allowance" means the following applicable
         -----------------------------------
        level of tenant finish allowance per square foot of area in the following Development Properties:

        Development Property           Allowance
        --------------------           ---------
        Woodlake III                     $ 7.00
        Regency - Sprint                 $20.00 (below hung ceiling)
        2000 Perimeter Park West         $20.00 (below hung ceiling)
        Enterprise III                   $20.00 (below hung ceiling)

    dd. "Pro Forma Reimbursable Amounts" means the pro forma reimbursable
         ------------------------------
        amounts also set forth on said Exhibit G hereto.
                                       ---------

    ee. "Project Entity" means Regency Forest, LLC, a North Carolina limited
         --------------
        liability company, having H.S. Lichtin, M.A. Robertson and PPW as its sole Members, which is the Project Entity as to the Regency-Sprint Development Property and the Regency Forest Land, and FutureP Limited Partnership, a North Carolina limited partnership, having H.S. Lichtin and M.A. Robertson as its General Partners, and PPW as its sole limited partner, which together with any new limited partnership formed pursuant to Paragraph 3 of this Agreement, as to the Development Property it will own at the time that Development Property is contributed to Weeks, is the Project Entity for the Woodlake III Development Property, the 2000 Perimeter Park West Development Property, and the Enterprise III Development Property.

    ff. "Real Property" means collectively, the Land and the Improvements.
         -------------

    gg. "Regency Forest Land" means the 22.0 acres of undeveloped land located
         -------------------
        in Wake County, North Carolina, as generally depicted on the site plan attached hereto as Exhibit Q hereto. Regency Forest Land does not
                           ---------
        include the Land.

    hh. "Rent Roll" means any and all Leases containing, with respect to each
         ---------
        Lease, information as to the commencement date of such Lease, the termination date of such Lease, any renewal rights or expansion rights under such Lease, the approximate square footage of the leased premises under such Lease, the annual base rental and additional rent due under such Lease, and the amount and duration of any rent or other concessions made to the Tenant under such Lease. The Rent Roll attached hereto as Exhibit H and by this reference made a part hereof, sets forth the
        ---------
        status of leasing at the Development Properties as of the date hereof.

    ii. "Rights Agreements", collectively, means that certain Registration
         -----------------
        Rights and Lock-Up Agreement and that certain Registration Rights and Lock-Up Agreement for Post-June 30, 1998 Shares and Units, both dated of even date herewith and both by and among Weeks and H.S. Lichtin, M.A. Robertson and certain other contributors identified in the Transaction Documents.

    jj. "Service Contracts" means any and all of the service contracts, equipment, labor or material contracts, management contracts, maintenance or repair contracts, personal property leases or other agreements (other than the Leases and related lease commission agreements) entered into by Project Entity (or its predecessors) and that are in force and effect and that affect the Development Properties or the operation, repair, or maintenance thereof.

    kk. "Security Deposits" means the refundable deposits (in the form of
         -----------------
        cash, letters of credit or certificates of deposit) made by Tenants with Project Entity as security for such Tenants' obligations under their respective Leases, to the extent not previously forfeited, applied or refunded, together with interest thereon accrued as of the Contribution Date which Project Entity is obligated to pay to any such Tenants.

    ll. "Stabilization", with reference to a specific Development Property, means that all of the following conditions have been met: (i) ninety-five percent (95%) of the net leasable area of the Improvements have been leased to creditworthy Tenant(s) approved by Weeks under Lease(s) approved by Weeks (which will base its approval on commercially reasonable standards); (ii) Tenant(s) are in actual possession and have accepted possession of ninety-five percent (95%) of the net leasable area of the Improvements; (iii) except for free-rent periods expressly stipulated in the Lease(s), rental shall have commenced on ninety-five percent (95%) of the net leasable area of the Improvements and all other concessions (besides any free rent periods) shall have expired; (iv) no default by Project Entity or any Tenant is then outstanding and uncured under the Lease(s), and (v) all of matters described in the foregoing four (4) clauses have been confirmed to Weeks by the Tenant(s) pursuant to Tenant Estoppel Certificate(s). For the purposes this definition, the Contributors and Weeks agree that the net leasable area of the Improvement in each Development Property is that set forth on Exhibit A
                                                                      ---------
        hereto.

    mm. "Tangible Personal Property" means all tangible personal property
         --------------------------
        located on the Real Property which is owned by Project Entity and used in the ownership, operation and maintenance of the Land and Improvements, including, without limitation, all art, furniture, furnishings, fixtures and equipment and stock for completion of Tenant improvements.

    nn. "Tenant" means any Tenant or lessee under any of the Leases.
         ------
    oo. "Tenant Estoppel Certificate" means the certificate to be submitted for
         ---------------------------
        execution to each Tenant with respect to the Lease pursuant to which such Tenant leases space in the Improvements, such certificate to be in the form attached hereto as Exhibit I and incorporated herein by this
                                    ---------
        reference.

    pp. "To Contributors' Knowledge" means to the current actual knowledge of
         --------------------------
        H.S. Lichtin, James C. Little, Robert G. Yelverton and Carol R. Wood.

    qq. "Total Potential Gross Income", for the purpose of determining Vacancy
         ----------------------------
        Adjusted Gross Income, means at the Contribution Date the sum of (i) Gross Income, and (ii) the amount of Gross Income (including Pro Forma Reimbursable Amounts) that would accrue from all vacant space in a Development Property if such vacant space were leased at the rental rates specified in the Leasing Guidelines, and assuming a term of less than 10 years, with no adjustment for any excess tenant concessions or excess office finish and related Lease commissions.

    rr. "Units" means limited partnership units in Weeks Realty, L.P., as
         -----
        described in the Rights Agreements.

    ss. "Unit Price" means the arithmetic average, rounded to the nearest
         ----------
        one-eighth (1/8), of the daily closing price of a share of common stock of Weeks Corporation on the New York Stock Exchange for the twenty (20) trading days immediately prior the Contribution Date; provided, however, if the Contribution Date is on or before July 1, 1997, and if such average is less than Twenty-Five Dollars and Twenty-Five Cents ($25.25), the Unit Price shall be Twenty-Five Dollars and Twenty-Five Cents ($25.25) and, if such average exceeds Twenty-Seven Dollars ($27.00), the Unit Price shall be Twenty-Seven Dollars ($27.00). The Unit Price set forth in the immediately preceding sentence is a negotiated amount for the purposes of this Agreement and does not reflect a valuation by the Contributors or Weeks of Weeks Corporation or Weeks.

    tt. "Vacancy Adjusted Gross Income", to adjust for possible future vacancy,
         -----------------------------
        for each Development Property as of the Contribution Date, means the following:

        i. If on the Contribution Date, less than ninety-five percent (95%) of the space in such Development Property is leased, then the Vacancy Adjusted Gross Income shall equal the Gross Income.

        ii. If on the Contribution Date, at least ninety-five percent (95%) of the space in such Development Property is leased, then the Vacancy Adjusted Gross Income shall be the lesser of:

            (1) Gross Income of that Development Property; or

            (2) ninety-five percent (95%) of Total Potential Gross Income of that Development Property, plus an amount equal to five percent (5.0%) of the Gross Income attributable to leases having a term of ten years or more.

     2.  COVENANT TO CONTRIBUTE.  The Contributors hereby covenant and agree to
         ----------------------
         contribute the Development Properties to the capital of Weeks pursuant to the structure outlined in Paragraph 3 of this Agreement and in accordance with, and subject to, the terms and conditions of this Agreement. Weeks hereby covenants and agrees to accept Contribution of the Development Properties to its capital pursuant to the structure outlined in Paragraph 3 of this Agreement and in accordance with, and subject to, the terms and conditions of this Agreement.

     3.  STRUCTURE OF CONTRIBUTION. Each time a Development Property is to be
         -------------------------
         Contributed to the capital of Weeks by the Contributors pursuant to this Agreement: (i) on the Contribution Date, immediately prior to the Contribution, the Development Properties and Regency Forest Land that are not then being Contributed to Weeks shall be transferred to a newly-formed limited partnership having the same partners as FutureP Limited Partnership; (ii) on the Contribution Date, each of the Contributors shall contribute to the capital of Weeks all general partnership interests limited partnership interests or membership interests, as applicable, in Project Entity that still owns the Development Property being Contributed, (iii) in exchange for the Contribution of ownership interests in such Project Entity, as described in the immediately preceding clause (ii), Weeks shall issue Units to the Contributors as provided in Paragraph 7 and immediately following such Contribution as described in clause (ii) above, on the Contribution Date, Weeks, as the sole owner of all ownership interests in that Project Entity, shall dissolve that Project Entity and all assets of that Project Entity, including the Development Property, shall be distributed in dissolution to, and become part of the capital of, Weeks and the Existing Loans encumbering the Development Property shall be assumed by Weeks subject to the non-recourse provisions thereof. Notwithstanding the foregoing provisions of this Paragraph 3 to the contrary, the Contributors may elect to cause Contribution of a Development Property or the Regency Forest Land to be made by general warranty deed from the Project Entity to Weeks.

     4.  CONTRIBUTION DATE.  The Contribution Date for each Development Property
         -----------------
         shall be established as follows:

     a. Each Development Property shall be Contributed by the Contributors to Weeks pursuant to this Agreement on the earlier of (i) June 30, 1998, or the (ii) date on which that Development Property achieves Stabilization, which date, in either case, shall be the Contribution Date for that Development Property.

     b. Notwithstanding the provisions of Paragraph 4a of this Agreement to the contrary, the Contributors may elect to Contribute a Development Property before it achieves Stabilization (provided all other conditions in Paragraph 16 are satisfied, including shell completion and the obtaining of Tenant Estoppel Certificates) if the Net Operating Income of such Development Property exceeds ten and four-tenths percent (10.4%) of the applicable Pro Forma Cost for that Development Property. In this case, the Contribution Date for that Development Property (as demonstrated to the reasonable satisfaction of Weeks), shall be a date within thirty (30) days after such level of return is achieved designated by the Contributors by notice to Weeks.

     5.  CONTRIBUTION VALUE.  The Contribution Value of a Development Property
         ------------------
         shall be determined as of its Contribution Date and shall equal the greater of:

     a. The Net Operating Income of that Development Property determined as of its Contribution Date divided by decimal one zero four (.104).

     b. The applicable Pro Forma Cost (reduced by those amounts not yet expended for tenant finish, related lease commissions and other costs attributable to space not yet leased).

     6.  ADJUSTED CONTRIBUTION VALUE.  After determination of the Contribution
         ---------------------------
         Value of a Development Property, such Contribution Value shall be subject to the following further prorations, allocations and adjustments, all as of the Contribution Date (the "Adjusted Contribution Value"):

     a. If no adjustment to Gross Income has been made for free rent concessions pursuant to clause (i) of the definition of Gross Income, the Contribution Value shall be reduced by the amount of free rent concessions unexpired as of the Contribution Date; provided, however, the Contributors may elect to make a cash payment to Weeks for the amount of unexpired free rent concessions in lieu of such adjustment.

     b. If adjustment to Gross Income has been made for excess tenant finish allowance and related lease commission pursuant to clause (ii) of the definition of Gross Income, the Contribution Value shall be increased by the actual cost of such excess tenant finish allowance and related lease commissions.

     c. If the Development Property is to be contributed subject to an Existing Loan in accordance with the terms and conditions of

         Paragraph 9 of this Agreement, the Contribution Value shall be reduced by the outstanding principal balance of that Existing Loan as of the Contribution Date.

     d. Any other adjustment to the Contribution Value for which express provision is made in this Agreement.

     7.  ISSUANCE OF UNITS.  At Contribution, Weeks shall issue Units to the
         -----------------
         Contributors as provided in this Paragraph 7:

     a. Weeks shall issue to each of the Contributors, pro rata in accordance with their respective ownership interests in the Project Entity, a number of Units equal to the quotient of the Adjusted Contribution Value divided by the Unit Price.

     b. Units issued by Weeks to the Contributors pursuant to this Agreement shall be held by the Contributors subject to the terms and conditions of the Partnership Amendment and the applicable Rights Agreements.

     c. Notwithstanding any provision of this Agreement to the contrary, no fractional Units shall be issued to the Contributors pursuant to this Agreement. If as a result of the application of the foregoing formulas, a fractional Unit is due any Contributor, Weeks shall pay to that Contributor, in cash on the same date as the fractional Unit would otherwise be issued and in lieu of any such fractional Unit, an amount equal to that fractional Unit times the applicable Unit Price, as determined pursuant to this Agreement.

     8.  INTERIM CONDUCT.
         ---------------

     a. The Contributors hereby covenant and agree with Weeks that, so long as this Agreement remains in full force and effect, the Contributors will not permit any Project Entity to sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Development Properties (or any interest or estate therein) without the prior written consent of Weeks; provided, however, a Project Entity may enter into Leases for space in the Development Properties without the prior written consent of Weeks so long as (i) the terms of the Lease equal or exceed the Leasing Guidelines, (ii) the prospective Tenant is approved by Weeks, in the exercise of commercially reasonable judgment (provided, however, if the Tenant is an affiliate of the Contributors, Weeks may elect to withhold its approval in its absolute and sole discretion), (iii) the Lease is on a form previously approved by Weeks, and (iv) within ten (10) business days after written request by Weeks, the Contributors shall furnish a copy of any such Lease which has been executed since the last such request from Weeks.

     b. The Contributors covenants and agrees that, so long as this Agreement remains in full force and effect, the Contributors will not permit Project Entity to amend or modify the Existing Loan Documents in any way, will cause Project Entity to make all payments of money, and will cause Project Entity to perform all obligations, required under the Existing Loan Documents. The Contributors will take no affirmative action and will not permit Project Entity to take any affirmative action which shall cause the Contributors to be unable to contribute good and marketable title to the Development Properties or which shall cause any warranty or representation contained in this Agreement to be incorrect or misleading in any material request at any time.

     c. The Contributors and Weeks agree that a "Bulk Building", a "Distribution Building", a "Flex Building" and an "Office Building" (as that terms are defined in this subparagraph) do not compete with each other for prospective Tenants. Until such time as the net leasable area of a Development Property (which has not yet been contributed to Weeks) is at least fifty percent (50%) leased, Weeks agrees to not commence construction of a building in the same park as that Development Property is located that would compete with that Development Property. By way of illustration and not limitation, if a Development Property is classified as a "Flex Building", then pursuant to the foregoing restriction, Weeks could commence construction of a Bulk Building, a Distribution Building or an Office Building, but could not commence construction of a Flex Building until such time as the net leasable area of that Development Property, classified as a Flex Building, is at least fifty percent (50%) leased. A "Flex Building" means a building with less than eighteen (18) feet of clear interior height with grade level loading. A "Bulk Building" means a building with a minimum of eighteen (18) feet of clear interior height with dock level loading in which ten percent (10%) or less of the rentable area is devoted to office use. A "Distribution Building" means a building with a minimum of eighteen (18) feet of clear interior height with dock level loading in which more than ten percent (10%) of the rentable area is devoted to office space. An "Office Building" means a building with dropped ceilings, finished walls and floors and heating, ventilating and air conditioning which is used primarily for office purposes.

     d. On even date herewith, the Contributors shall cause the Project Entity to enter into an agreement with Weeks (i) for the provision of construction and development services with respect to the completion of shell construction and construction of Tenant improvements in each of the Development Properties for which Weeks shall earn fees equal to five percent (5%) of the total costs incurred after the date hereof, payable monthly; and (ii) for the provision of property management and leasing services for each of the Development Properties for a term commencing on the date hereof and ending, with respect to each of the Development Properties, on the date that Development Property is contributed to Weeks for a management fee equal to four percent (4%)

         (or such other percentage as is contractually agreed in a Lease with respect to the rental collected from that Lease) of the gross collected rent (excluding reimbursables) for each of the Development Properties, payable monthly, and customary leasing fees and commissions.

     e. The Contributors hereby covenant and agree, at their sole cost and expense, to construct the Improvements on the Land in a good and workerlike fashion, in compliance with all applicable laws, ordinances and regulations and substantially in accordance with plans and specifications approved by Weeks, which approval not to be unreasonably withheld or delay. The Contributors further agree and covenant to prosecute such construction in a diligent manner so as to comply with all terms and conditions of the Existing Loan Documents or any Lease affecting the Development Properties.

     9.  EXISTING LOANS.
         --------------

     a. The Development Properties are subject to the Existing Loans and are encumbered by the Existing Loan Documents. At the time the Contributors notify Weeks that a Development Property is to be contributed to Weeks pursuant to this Agreement, such notice shall state whether (i) the Contributors, at their sole cost and expense, will pay-in-full the Existing Loan that encumbers each Development Property to be contributed and cause the Existing Loan Documents to be canceled immediately prior to the Contribution, or (ii) the Contributors intend to contribute the Development Property subject to the Existing Loan to Weeks pursuant to this Agreement.

     b. Weeks agrees to accept a Contribution of a Development Property subject to the Existing Loan applicable thereto and assume the Existing Loan (subject to its non-recourse provisions), provided each of the following conditions is satisfied at the time of Contribution to the reasonable satisfaction of Weeks:

         i. On or before Contribution, Weeks shall receive from the Lender of the Existing Loan an estoppel and consent agreement in form and content reasonably acceptable to Weeks confirming, among such other matters as Weeks may reasonably require, that it is the holder of the applicable Existing Loan Documents, the outstanding principal of the Existing Loan, that no default is then outstanding, identifying the applicable Existing Loan Documents, confirming the amounts of any tax and insurance escrows, and consenting to the Contribution to Weeks of the Development Property as provided in this Agreement and the assumption by Weeks, subject to the limited recourse provision therein contained, of the Existing Loan.

         ii. On or before the Contribution, the agreement by the Lender of the Existing Loan to modification of the applicable Existing Loan

              Documents to reflect change in ownership (e.g., financial
                                                        ----
              reporting requirements, transfer restrictions, deletion of any personal covenants specific to the Contributors and other matters that Weeks, in the exercise of commercially reasonably judgment, deems necessary or appropriate [but in no event, shall Weeks propose amendments to the loan amount, loan term, payment schedule or interest rate, except as provided in clause (iii) below]).

         iii. The outstanding principal balance of the Existing Loan proposed to be assumed (A) when added to Existing Loans previously assumed by Weeks pursuant to this Paragraph must not exceed Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000); and (B) must not exceed the Contribution Value of the Development Property it encumbers.

         iv. The Contributors shall pay all transfer fees and all other expenses and costs imposed by the Lender of the Existing Loan, including, without limitation, its attorneys' fees and expenses, as a condition to assumption.

     10. TITLE AND SURVEY.
         ----------------

     a. Weeks hereby approves the Permitted Exceptions (including, without limitation, the Leases identified on the Rent Roll) and agrees to accept the Contribution of a Development Property subject to the Permitted Exceptions applicable to the Development Property, except for those Permitted Exceptions that relate to the Existing Loan that encumbers that Development Property that is not to be assumed by Weeks pursuant to Paragraph 9 of this Agreement.

     b. Within thirty (30) days before the Contribution Date of a Development Property, Weeks shall cause title and survey to be updated and Weeks shall identify in such notice any title exception (other than Permitted Exceptions) Weeks determines to be objectionable. The Contributors shall cure any such exception on or before the Contribution Date to Weeks' reasonable satisfaction and, if such cure is not completed by that date, then the Contribution shall be delayed for a period not to exceed sixty (60) days to permit the Contributors additional time to cure. If after such delay, such title objection is not cured to Weeks' reasonable satisfaction, Weeks may elect to do one of the following:
         (i) cure the exception, with all costs and expenses incurred by Weeks applied to reduce the Contribution Value and the Adjusted Contribution Value, in which case the Contribution shall be further delayed an additional sixty (60) day period, or (ii) terminate this Agreement as to that Development Property or as to the remaining uncontributed Development Properties (if the nature of the exception is such that it affects the remaining uncontributed Development Properties) and sue the Contributors for damages at law, or (iii) seek specific performance of the Contributors' obligations hereunder.

     11. DATE, TIME AND PLACE OF CONTRIBUTION.  Each Contribution shall
         ------------------------------------
         commence at 9:00 a.m., local time, on the Contribution Date at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., Two Hanover Square, Suite 1900, 434 Fayetteville Street Mall, Raleigh, North Carolina 27602-1070, or at such other place as may be agreed by the Contributors and Weeks. The following adjustments and prorations shall be made on the Contribution Date with respect to the Development Property and the Regency Forest Land to be Contributed on that date by appropriate cash payments between the Contributors and Weeks.

     a. The Contributors shall be entitled to all rents [including any additional rent and any accrued tax and operating expense reimbursements, subject to clause (b) below], charges, and other revenue of any kind attributable to any period under the Leases or otherwise up to but not including the Contribution Date. Weeks shall be entitled to all rents [including any additional rent and any accrued tax and operating expense reimbursements, subject to clause (b) below], charges and other revenue of any kind attributable to any period under the Leases or otherwise on and after the Contribution Date. Rents and expense escalations or other reimbursements due landlord under the Leases collected prior to the Contribution Date and attributable to both the Contributors' and Weeks' periods of ownership shall be prorated as of the Contribution Date. Uncollected rents and expense escalations or other reimbursements due landlord under the Leases shall not be prorated at the time of Contribution, but Weeks shall include such amounts in Weeks' monthly billing statements to the Tenants, make reasonable efforts to collect the same and tender the same to H.S. Lichtin, as agent for the Contributors, upon receipt, provided that all rents, escalations and other reimbursements due landlord under the Leases collected by Weeks on or after the Contribution Date shall be prorated as of the Contribution Date and shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents, delinquent rents attributable to periods after Contribution and sums due Weeks as the current owner and landlord) with the balance (if any) payable to the Contributors, but only to the extent of amounts delinquent and actually due the Contributors. The Contributors shall not have any right to sue any Tenant under the Leases for sums due the Contributors for periods attributable to the Contributors' ownership of the Development Property. The Contributors shall pay to Weeks a sum equal to all Security Deposits (excluding certificates of deposit, letters of credit or the like which shall be assigned to Weeks at Contribution to the extent assignable by the Contributors, the Contributors agreeing to make reasonable efforts to cause the same to be assignable by the Contributors or otherwise to be assigned to Weeks) and pre-paid rentals held by the Contributors under the Leases.

     b. Real estate taxes shall be prorated as of the Contribution Date. The Contributors shall be responsible for all real estate taxes attributable to the Development Property to, but not including the,

         Contribution Date. If the real estate tax rate and assessments have not been set for the year in which the Contribution occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year, and such proration shall be adjusted in cash between the Contributors and Weeks upon presentation of written evidence that the actual taxes paid for the year in which the Contribution occurs differ from the amounts used at Contribution. Notwithstanding the foregoing, the Contributors shall be entitled to a refund of the Contributors' proportionate share of such taxes for which the Contributors has not been reimbursed by Tenants, to the extent Weeks after Contribution recovers such reimbursement in taxes attributable to the year in which Contribution occurs from the Tenants under the Leases, and Weeks agrees to conduct an annual reconciliation of tax "pass-through" for the tax year of Contribution in accordance with the terms of the Leases.

     c. Operating expenses for the Development Property shall be prorated as of the Contribution Date. The Contributors shall pay all utility charges and other operating expenses attributable to the Development Property for the period prior to but not including the Contribution Date (except for those utility charges and operating expenses payable by Tenants in accordance with the Leases) and Weeks shall pay all utility charges and other operating expenses attributable to the Development Property for the period on or after the Contribution Date. Notwithstanding the foregoing, the Contributors shall be entitled to a refund of the Contributors' proportionate share of such operating expenses for which the Contributors has not been reimbursed by Tenants, to the extent Weeks after Contribution recovers such reimbursement in operating expenses attributable to the year in which Contribution occurs form the Tenants under the Leases, and Weeks agrees to conduct an annual reconciliation of operating expenses "pass-through" for the Contribution in accordance with the terms of the Leases. The Contributors shall cause the Project Entity to assign to Weeks any deposits which the Contributors have with any of the utility services or companies servicing the Development Property. Weeks shall arrange with such services and companies to have accounts opened in Weeks' name as of the day following the Contribution Date, as soon as is reasonably practicable after Contribution.

     d. If the Development Property is to be contributed subject to an Existing Loan in accordance with the terms and conditions of Paragraph 9 of this Agreement, (i) the Contributors shall make a cash payment to Weeks equal to the sum of the amount of accrued but unpaid interest due under the Existing Loan attributable to any period up to, but not including, the Contribution Date; and (ii) Weeks shall make a cash payment to the Contributors equal to the amount of any tax, insurance premium or other escrow deposits maintained pursuant to the Existing Loan Documents to the extent ownership of such deposits are transferred to Weeks.

     e. If at any time following the Contribution Date the amount of an item listed in the subparagraphs of this Paragraph 11 shall prove to be incorrect, the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after the Contribution Date.

     12. COSTS AND EXPENSES; PREPARATION OF DOCUMENTS.  Costs and expenses
         --------------------------------------------
         shall be apportioned in the following manner:

     a. Weeks shall pay the premium for title insurance, the survey fees (except as provided in Paragraph 21r) and recording costs related to each Contribution, as well as all costs incurred by it in inspecting the Development Properties and making such other investigations thereof as it deems appropriate.

     b. The Contributors shall pay all transfer taxes, if any, and any fees and expense imposed by a Lender under Paragraph 9 hereof.

     c. Each party shall pay its own attorneys' fees in connection with this transaction.

     d. Weeks' attorney shall prepare all Contribution documents, which shall be subject to the reasonable approval of the Contributors' attorney and which shall be substantially the same as the documents used in the Initial Contribution.

     13. ACCESS TO AND EXAMINATION OF THE DEVELOPMENT PROPERTIES.  Weeks,
         -------------------------------------------------------
         personally or through agents, employees or contractors, may go upon the Development Properties and the Regency Forest Land during normal business hours prior to Contribution to conduct such soil, engineering, environmental and other tests, investigations and analyses of the Land and Improvements as Weeks deems desirable and to review and make photocopies of the Leases, lease commission agreements, Service Contracts, amendments, contracts and plans and specifications relating to or affecting the Development Properties. Weeks shall pay all costs incurred in making such tests, analyses, copies, and investigations. In no event shall Weeks conduct any intrusive or destructive tests, analyses, or investigations of the Development Properties without first obtaining the Contributors' written consent, which will not be unreasonably withheld. Weeks acknowledges that any such examinations or inspections of the Development Properties pursuant to this subparagraph or otherwise are subject to the rights of all Tenants, and Weeks agrees to conduct such inspections or examinations in such a manner so as to honor the rights of the Tenants and to prevent disruption of the ordinary operation of the Tenants' business on the Development Properties. Weeks agrees to repair any damage to the Development Properties resulting or relating to such inspection or examination and agrees to and does hereby indemnify, defend, and hold the Contributors harmless from any personal injury, death, damage to property, damages, liens, claims, losses, and liabilities arising out of Weeks' exercising such right and privilege to go upon the Development Properties, including the acts and omissions of Weeks' employees, agents, contractors and consultants (but under no circumstances shall Weeks be liable to the Contributors for consequential damages attributable to the results or findings of such tests). Weeks' indemnity under this subparagraph shall survive the Contribution or any termination of this Agreement.

     14. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS.  As of the date of
         --------------------------------------------------
         this Agreement, the Contributors hereby make, jointly and severally, for the benefit of Weeks the following representations and warranties:

     a. Project Entity is a limited partnership or limited liability company (as applicable), duly formed, validly existing and in good standing under the laws of the State of North Carolina and has the requisite authority to enter into and perform this Agreement. The Contributors are the only general partners, limited partners or members, as applicable, of Project Entity.

     b. The execution, delivery and performance of this Agreement by Project Entity has been duly and validly authorized by all necessary partnership or company action. This Agreement has been duly executed and delivered by the Contributors and constitutes a legal, valid and binding obligation of the Contributors, enforceable against the Contributors in accordance with the terms hereof (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and general equity principles).

     c. Except as has been obtained or is being effected as part of the consummation of the Transaction, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other regulatory body is required to be made, obtained or given by the Contributors in connection with the execution, delivery and performance of this Agreement by the Contributors or the Project Entities.

     d. Except for waivers and consents that have been obtained prior to the date hereof, except as provided in Paragraph 9 of this Agreement, and except as would not have a material adverse effect on any of the Development Properties, no consent of any party to any agreement, contract, mortgage, indenture, lease, reciprocal easement or operating agreement or other arrangement, to which the Contributors or Project Entity is a party, or, by which the Contributors or Project Entity is bound, is required in connection with the execution, delivery or performance by the Contributors of this Agreement or the consummation of the transactions provided for herein.

     e. None of the execution, delivery and performance of this Agreement by the Contributors does or will, with or without the giving of notice, lapse of time or both, (i) violate, conflict with or constitute a default under any term or condition of (A) the organizational documents of Project Entity, or (B) any term or provision of any judgment, decree, order, statute, injunction, rule or regulation of a governmental unit applicable to the Contributors or Project Entity or any agreement, contract, mortgage, indenture, lease, reciprocal easement or operating agreement or other arrangement to which any Contributor or Project Entity is a party or by which it is bound or to which any of its assets or any of the Development Properties is subject, except as provided in Paragraph 9 of this Agreement and except in the case where appropriate waivers and consents have been obtained prior to the date hereof, and except as would not have a material adverse effect on the Contributors, Project Entity or any of the Development Properties, or (ii) result in the creation of any lien or other encumbrance upon the assets of the Contributors, Project Entity or any of the Development Properties, except as may be contemplated by this Agreement or the other Transaction Documents, and except as would not have a material adverse effect on the Contributors, Project Entity or any of the Development Properties.

     f. Project Entity has complied with all laws applicable to the conduct of the business of Project Entity and to the ownership, use and operation of the Development Properties and has obtained all licenses and permits required for the conduct thereof, except where the failure to so comply or obtain will not have a material adverse effect on Project Entity or any of the Development Properties. To the Contributors' knowledge, such licenses and permits are in full force and effect, the Contributors and Project Entity have not taken any action that would (or failed to take any action the omission of which would) result in the revocation of such licenses or permits, and the Contributors and Project Entity have not received any notice of violation from any federal, state or municipal entity or written notice of an intention by any such government entity to revoke any certificate of occupancy or other certificate, license or permit issued by it in connection with the use of any of the Development Properties, that in each case has not been cured or otherwise resolved to the satisfaction of such government entity, except where such failure or such action will not have a material adverse effect on the Contributors, Project Entity or any of the Development Properties.

     g.  With regard to investment:

         i. Each Contributor is acquiring Units for its own account and not with a view to, or for sale in connection with, the "distribution", as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), of any of Units in violation of the Securities Act.

         ii. Each Contributor is an "accredited investor", as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

         iii. Each Contributor understands that the Units have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the nature of the investment intent and the accuracy of such Contributor's representations as expressed herein.

     h. Each Contributor has had an opportunity to discuss Weeks' business, management and financial affairs with Weeks' management and the opportunity to review Weeks' financial records.

     i. Each Contributor understands and acknowledges that no public market now exists for any of the securities issued by Weeks and that there can be no assurance that a public market will ever exist for the Units.

     j. Each Contributor has such knowledge and experience in financial and business matters that each Contributor is capable of evaluating the merits and risks of the purchase of the Units pursuant to this Agreement and of protecting each Contributor's interests in connection herewith.

     k. The Contributors and Project Entity have not knowingly caused or permitted any Hazardous Material to be improperly maintained or disposed of on, under or at any of the Development Properties or any part thereof. To the Contributors' knowledge, and except as may be revealed in the environmental reports (which are identified in
         Exhibit J): (i) no liability under or violation of any Environmental
         ---------
         Laws exists with respect to Development Properties, (ii) the Contributors and Project Entity have not received any written notice from any governmental agency or instrumentality having jurisdiction thereof of any violation of any Environmental Laws that remains uncured as of the date hereof or that it has any material liability with respect thereto, (iii) there are no administrative, regulatory or judicial proceedings pending or threatened against Project Entity pursuant to, or alleging any material violation of, or material liability under any Environmental Laws, (iv) none of the properties now or heretofore owned, leased or used by Project Entity has been used as a storage or disposal site (whether temporary or permanent) for any hazardous, toxic or dangerous materials the storage or disposal of which is governed by any Environmental Laws in violation of such Environmental Laws, (v) there are no underground storage tanks located on, under or about any of the Development Properties, and there is no facility located on or at any of the Development Properties that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. (S) 11022), and
         (vi) no Hazardous Material has been improperly maintained or disposed of on, under or at any of the Development Properties or any part thereof. In connection with the representations and warranties in this subparagraph, Weeks acknowledges that the Contributors disclaims any professional expertise with respect to Environmental Laws.

     l. With respect to the Development Properties, Project Entity (i) is the sole owner and (ii) has good, valid and marketable title, free and clear of all liens other than the following:

         i. Liens securing the Existing Loans, Liens, or deposits made to secure the release of such Liens, securing taxes, the payment of which is at the time not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued, and for which appropriate reserves shall have been established by Project Entity.

         ii. Attachments, judgments and other similar liens arising in connection with court or administrative proceedings, provided, that the execution or other enforcement of such liens is effectively stayed or secured and the claims secured by such liens are actively being contested in good faith by appropriate proceedings diligently pursued, and for which appropriate reserves shall have been established by Project Entity.

         iii. Zoning laws and ordinances; provided that, to the Contributors' knowledge, none of the Development Properties are in violation thereof, in any material respect and that such laws and ordinances do not require the demolition, vacation or cessation of the use for industrial or office purposes (as applicable) of any portion of the improvements material to each of the Development Properties or require the discontinuance of the use of all or any material portion of any of the Development Properties as industrial facilities or office buildings.

         iv. Any laws, ordinances, deeds of trust, mortgages, liens, easements, rights of way, restrictions, exemptions, reservations, conditions, limitations, covenants, encumbrances, adverse rights or interests and other matters defined as Permitted Exceptions; provided that, to the Contributors' knowledge, the Development Properties are not in violation thereof in any material respect and the same do not require the demolition, vacation or cessation of the use of for industrial or office purpose of any portion of the improvements material to such Development Properties or require the discontinuance of the use of all or any material portion of such Development Properties as industrial facilities or office buildings.

         v. Any other easements, rights of way, restrictions, exceptions, reservations, conditions, limitations, covenants, adverse rights or interests, licenses, minor irregularities in title and other similar encumbrances which do not in the aggregate materially impair the use of such properties in the operation of the business of Project Entity.

         vi. Any law or governmental regulation or other right of any governmental unit, which (i) requires the person to maintain certain facilities or perform certain acts as a condition of its occupancy or use of its assets and properties, or (ii) condemns, appropriates or recaptures the person's assets or property.

         vii. Liens imposed by laws, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings diligently pursued, and for which appropriate reserves shall have been established by Project Entity.

     m. The Contributors and Project Entity have not received any written or other actual notice of any violation of any applicable zoning regulation or ordinance, or of any employment or other regulatory law, order, regulation or requirement relating to Project Entity's operations, practices, properties or assets that remain uncured as of the date hereof, and, to the Contributors' Knowledge, there are no such violations that, individually or in the aggregate, will have a material adverse effect on any of the Development Properties.

     n. Project Entity has no liabilities of any nature, whether matured or unmatured, fixed or contingent, regardless of whether the disclosure thereof would otherwise be required by GAAP, which would have, individually or in the aggregate, a material adverse effect upon Project Entity or any of the Development Properties except for
         (1)Leases identified on the Rent Roll, (2) the commission obligations defined on Exhibit P hereto, (3) Existing Loan Documents, (4) the
                    ---------
         Permitted Exceptions and (5) the Service Contracts (collectively, the "Significant Agreements"), or as shown on the audits of the books and records described in Section 8.2 of the Contribution Agreement for Completed Properties.

     o. With respect to the Existing Loans, the Contributors represent and warrant as follows:

         i.   The loan documents identified on Exhibit C hereto constitute all
                                               ---------
              of the documents that evidence or secure the Existing Loans; and such documents have not been amended or modified except as expressly identified on said Exhibit C. The Contributors have
                                           ---------
              delivered to Weeks true, correct and complete copies of all of the Existing Loan Documents.

         ii. All payments due and payable on or before the date of this Agreement under the Existing Loan Documents by Project Entity have been paid, and no monetary default exists as of the date of this Agreement.

         iii. As of the date of this Agreement, no written notice of a default is outstanding and, to the Contributors' Knowledge, no condition exists which with the giving of notice or the passage of time or both would constitute an event of default under the Existing Loan Documents.

     p. Each of the Significant Agreements referred to in subparagraph n above is (to the Contributors' Knowledge, with respect to parties thereto other than Project Entity) valid and binding and in full force and effect, enforceable against the parties thereto in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and general equitable principles).

     q. Other than as set forth in Exhibit K hereto, there are no claims, actions, suits, proceedings or investigations pending, or, to the Contributors' knowledge, threatened, before any court, governmental unit or arbitrator with respect to any Project Entity or any Development Property, and, to the Contributors' knowledge, the likely outcome of the claims or other matters set out in said Exhibit K, will not have a material adverse effect on the Contributors or any of the Development Properties.

     r. Each Project Entity is classified as a partnership for federal income tax purposes and not as an association taxable as a corporation.

     s.  The Rent Roll attached hereto as Exhibit H for the Development
                                          ---------
         Properties is true, correct and complete with respect to the categories described therein, except to the extent any inaccuracies would not, individually or in the aggregate, have a material adverse effect on the value of any of the Development Properties.

     t. The Rent Roll lists each of the Leases in effect as of the date of the Rent Rolls with respect to the Development Properties. In the case of any sublease or assignment of any such Lease, the Tenant listed in such Rent Roll remains liable for the performance of said Lease.

     u.  Except as disclosed in the engineering reports listed in Exhibit L,
                                                                  ---------
         attached hereto and by this reference made a part hereof, the Improvements are in good condition and repair and have not suffered any material casualty or, to the Contributors' Knowledge, other material damage that has not been repaired in all material respects. To the Contributors' Knowledge, there is no material latent or patent structural, mechanical or other significant defect or deficiency in the Improvements, other than as disclosed in said engineering reports.

     v. No proceedings have been commenced, or, to the Contributors' Knowledge, threatened, by any authority having the power of eminent domain to condemn any part of any of the Development Properties or any Improvements thereon that, if successful, would have a material adverse effect on any of the Development Properties.

     w. To the Contributors' Knowledge, none of the Tenants now occupying the Development Properties or having a Lease of space in the Development Property is the subject of any bankruptcy, reorganization, insolvency or similar proceedings.

     x.  Exhibit M, attached hereto and by this reference made a part hereof,
         ---------
         sets forth an accurate and complete list of the insurance policies relating to the Development Properties or any part thereof obtained by and naming the Project Entities (other than policies obtained or maintained by tenants); all such policies are in full force and effect and all premiums thereunder have been paid to the extent due; and no notice of cancellation has been received with respect thereto and, to the Contributors' Knowledge, none is threatened.

     y. No representation or warranty by the Contributors herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading.

     z. None of Project Entity, its general partners or limited partners, as applicable, owns, directly or indirectly, (i) one percent (1%) or more of the total combined voting power of all classes of stock entitled to vote, or one percent (1%) or more of the total number of shares of all classes of stock, of any corporation that is a Tenant or (ii) an interest of one percent (1%) or more in the assets or net profits of any Tenant.

     aa. Project Entity has not received written notice that any Tenant intends either to cease such operations (other than temporarily due to casualty, remodeling, renovation or any similar cause) or to cease operating under the name under which it was operating as of the date hereof.

     bb. To the Contributors' Knowledge, no condition exists which, with the giving of notice or the passage of time, or both, would permit any party to cancel its obligations under any reciprocal easement agreement or lease.

     cc. Except for routine repairs and maintenance, all alterations, improvements or other work required to have been completed by Project Entity under any reciprocal easement agreements and Leases, including, without limitation, all alterations, improvements and other work required to prepare space for the initial occupancy of each tenant under a Lease, has heretofore been completed and paid for in full, except to the extent reflected in Exhibit N, attached hereto and by
                                           ---------
         this reference made a part hereof.

     dd. Each of the Development Properties is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions including, without limitations, any reciprocal easement agreements or facilities of municipalities or public utility and water companies and other than parking areas which the Development Properties make use of under any reciprocal easement agreements) located on any property not included in the Real Property that is part of that Development Property to fulfill any municipal or governmental requirement or for the furnishings to the Development Properties of any essential building systems or utilities.

     ee. Project Entity has not received any written notice which is still in effect that there is, and, to the Contributors' Knowledge, there does not exist, any violation of a condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Development Properties or any portion thereof, if such violation would have a material adverse effect on any of the Development Properties.

     ff. Project Entity is not in violation of any radius restrictions, exclusive or similar provisions contained in any reciprocal easement agreements, Leases or any other agreements to which Project Entity is a party or is bound, if such violation would have a material adverse effect on Project Entity or any of the Development Properties.

     gg. Project Entity is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Project Entity filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Project Entity, nor is any such proceeding to the Contributors' Knowledge threatened or contemplated.

     hh. Attached hereto as Exhibit O is a schedule of the Service Contracts
                            ---------
         now in effect to which Project Entity and/or the Development Properties are subject. No notice of default has been received by Project Entity from any of the parties to the Service Contracts and, to the Contributors' Knowledge, no event has occurred which, with notice or lapse of time, or both, will constitute any such default. There are no Service Contracts affecting any of the Development Properties other than as listed on said Exhibit O, and the Service Contracts are in full
                                ---------
         force and effect.

     ii. All leasing commissions payable in connection with the Leases now in occupancy have been paid-in-full, including leasing commissions payable with respect to extensions, expansions and renewals which have not been exercised as of the date hereof or payable in the event a Tenant does not exercise a cancellation right under its Lease, except for commission obligations identified on Exhibit P, attached hereto and by
                                              ---------
         this reference made a part hereof.

     jj. The Contributors do not lease space at the Development Properties, and no tenant at the Development Properties is "related" to the Contributors or the Project Entities within the meaning of Section 267(b) or Section 707(b) of the Internal Revenue Code of 1986, as amended.

     kk. No interest in the Development Properties is or is deemed to be, directly or indirectly, an asset of a "Plan" (as defined in the next sentence). "Plan" means an "employee benefit plan" as defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended.

     ll. Each Project Entity is classified as a partnership for federal income tax purposes and not as an association taxable as a corporation.

     mm. With regard to construction of tenant improvements under the Lease to Raleigh/Durham MSA in the Regency-Sprint Development Property, the Lease to Time-Warner in the Woodlake III Development Property and the Lease to Apria Healthcare in the Enterprise III Development Property, to the knowledge of the Contributors, no tenant has claimed a default as a result of construction delay or otherwise.

     nn. The representations and warranties of the Contributors contained in this Paragraph 14, as updated and reaffirmed at each Contribution Date, shall continue in effect as provided in the Partnership Amendment.

     15. REPRESENTATIONS AND WARRANTIES OF WEEKS.  Weeks represents and
         ---------------------------------------
         warrants to the Contributors, as follows:

     a. Weeks is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Georgia. By the first Contribution Date, Weeks will be qualified to transact business in the State of North Carolina. Weeks has full power and authority to execute and deliver this Agreement and all other documents executed and delivered, or to be executed and delivered, by it (contemporaneously herewith or at Contribution) in connection with the transactions described herein and to perform all of its obligations arising under this Agreement and such other documents; the officers executing this Agreement and such other documents on behalf of Weeks have the authority to bind Weeks hereunder and thereunder.

     b. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered by

         Weeks (contemporaneously herewith or at Contribution) in connection with the transactions described herein will violate any provision of Weeks' limited partnership agreement, articles of incorporation or by-laws of Weeks' General Partner or of any agreements, regulations, or laws to which Weeks is bound, except for waivers and consents that have been obtained prior to the date hereof.

     c. To Weeks' knowledge, there is no action, suit, proceeding, or claim affecting Weeks pending or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau, agency, or other governmental instrumentality which would prevent consummation by Weeks of the Contribution of the Development Properties or materially and adversely affect the performance of any of Weeks's other obligations hereunder to be performed prior to, at or after Contribution.

     d. Weeks is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due, nor has Weeks filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Weeks, nor is any such proceeding to Weeks' knowledge threatened or contemplated.

     16. CONDITIONS.
         ----------

     a. In addition to any other conditions provided in this Agreement, Weeks' obligation to accept Contribution of a Development Property pursuant to this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Contribution Date for that Development
         Property:

         i. The Contributors shall have complied with and performed all of its obligations and covenants set forth in this Agreement.

         ii. On or before the Contribution Date, the Contributors shall have executed and delivered all documents required to be delivered by the Contributors pursuant to the terms of this Agreement. Additionally, the Contributors shall have delivered to Weeks reasonable evidence of its authority to consummate the transaction herein contemplated, including without limitation, an opinion of counsel in form and content reasonably acceptable to Weeks.

         iii. All of the representations and warranties made by the Contributors in Paragraph 14 shall be true correct at and as of the Contribution Date as though such representations and warranties were made both at and as of the date hereof and at and as of the Contribution Date. Provided, further, the representations and warranties concerning Rent Roll and Leases, when reaffirmed at Contribution shall be made with respect to a Rent Roll made as of Contribution and such Rent Roll shall disclose no material changes from the Rent Roll attached hereto as Exhibit H, except those approved by Weeks in writing.
                  ---------

         iv. The Contributors shall have obtained and delivered to Weeks by the date and time of Contribution a Tenant Estoppel Certificate for all Leases then in effect in the Development Property, each duly executed by an authorized officer of the Tenant under such Lease and dated no earlier than sixty (60) days before the Contribution Date. The Contributors agrees to use the Contributors' diligent good faith efforts to obtain such Tenant Estoppel Certificates at or prior to Contribution. Any material modification to the form of Tenant Estoppel Certificate shall be approved in writing by Weeks in advance and, in Weeks' discretion, may be the basis upon which Weeks excludes such certificate in the determination as to whether this condition has been satisfied. During the term of this Agreement, as and when received, the Contributors shall provide to Weeks copies of each Tenant Estoppel Certificate received from any Tenant promptly after receipt of such Tenant Estoppel Certificate. Weeks shall have the right to delay Contribution by up to thirty (30) days by written notice to the Contributors if the Contributors has not obtained the required Tenant Estoppel Certificates.

         v. No material adverse change shall have occurred to the Development Properties, except as otherwise provided in 17 and 18.

         vi. The Contributors shall have completed construction of the Improvements as required under this Agreement as evidenced by the foregoing (A) final, unconditional certificate(s) of occupancy for the building shell(s) and each leased tenant space shall have been issued by the appropriate governmental authority; (B) the building shell(s) and each leased tenant space shall have been completed substantially in accordance with plans and specifications approved by Weeks (which approval shall not be unreasonably withheld or delayed), subject only to customary punch list items approved by Weeks and appropriate reserves established with Weeks to Weeks' reasonable satisfaction for such items; and(C) all contractors shall have been paid-in-full (subject to retainage for punchlist items) and released any lien rights in the Development Property and appropriate evidence of such shall have been furnished to Weeks including, without limitation, a final general contractor's affidavit and lien waiver, if applicable.

         vii. A title insurance company approved by Weeks shall be prepared to issue to Weeks title insurance coverage on ALTA Form Policy issued by a title insurance company approved by Weeks, in an amount not in excess of the Adjusted Contribution Value, and specifying as exceptions to coverage only the Permitted Exceptions.

         viii. The contingencies set forth in this Paragraph 16(a) are for the sole benefit of Weeks, and Weeks may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby.

     b. In addition to any other conditions provided in this Agreement, the Contributors' obligation to contribute a Development Property is subject to the satisfaction of each of the following conditions at or prior to the Contribution Date for that Development Property:

         i. Weeks shall have complied with and performed all of its obligations and covenants set forth in this Agreement.

         ii. On or before the Contribution Date, Weeks shall have executed and delivered all documents required to be delivered by Weeks pursuant to the terms of this Agreement, and shall have issued Units and made cash payments to Contributors as required under Paragraph 7 hereof. Additionally, Weeks shall have delivered to the Contributors reasonable evidence of its authority to consummate the transaction herein contemplated, including without limitation, an opinion of counsel in form and content reasonably acceptable to the Contributors.

         iii. All of the representations and warranties made by Weeks in Paragraph 15 shall be true and correct at and as of the Contribution Date as though such representations and warranties were made both at and as of the date hereof and at and as of the Contribution Date.

         iv. The contingencies set forth in this Paragraph 16(b) are for the sole benefit of the Contributors, and the Contributors may elect in writing to waive any such contingency reserved for its benefit and proceed to consummate the transaction contemplated hereby.

     17. FIRE AND CASUALTY.  Prior to the Contribution of a Development
         -----------------
         Property, the risk of loss shall remain with the Contributors and the Contributors shall bear all ownership risks and obligations, including construction risks and the risk of cost overruns. The Contributors shall maintain in effect until the Contribution Date all insurance policies currently in force with respect to the Development Property to be contributed including liability insurance and fire and extended coverage insurance. If at any time prior to the Contribution Date any portion of the Development Properties is destroyed or damaged as a result of fire or any other casualty (a "Casualty"), the Contributors shall promptly give written notice (a "Casualty Notice") thereof to Weeks. If a Development Property is the subject of a Casualty, Weeks shall have the right, at its sole option, of terminating this Agreement (by written notice to the Contributors given within thirty (30) days after receipt of the Casualty Notice from the Contributors) as to that Development Property, unless

              (a) (i) all such damage or destruction is repaired at the sole cost and expense of the Contributors prior to Contribution to substantially the condition existing immediately prior to such damage or destruction, or (ii) the cost to fully repair or restore such damage is less than Two Hundred Fifty Thousand Dollars ($250,000) and either
         (x) insurance proceeds sufficient to restore fully such damage are available and the insurance company issuing the Contributors' insurance policies has confirmed in writing prior to the expiration of such thirty (30) day period that such Casualty is covered by such policies and that no defense to payment of the claim on account thereof exists, or (y) the Contributors give Weeks a credit at Contribution (the "Credit") in an amount equal to the deficiency in any insurance proceeds described in clause (x); and

              (b) such Casualty (i) does not result in Tenants occupying more than twenty-five (25%) of the space in the Development Property in the aggregate terminating their Leases or asserting a right to terminate their Leases.

     If a Casualty Notice is given to Weeks less than thirty (30) days prior to Contribution, at Weeks' option Contribution shall be postponed to a date not earlier than thirty (30) days after Weeks' receipt of the Casualty Notice. If Weeks terminates this Agreement pursuant to this Paragraph, then this Agreement shall terminate and the parties hereto shall have no further rights or obligations hereunder, with regard to that Development Property. If Weeks does not terminate this Agreement, the proceeds of any insurance with respect to the Development Property paid between the date of this Agreement and the Contribution Date, together with the Credit if applicable, shall be paid to Weeks at the time of Contribution and all unpaid claims and rights in connection with property damage to the Development Properties shall be assigned to Weeks at Contribution without in any manner affecting the Adjusted Contribution Value.

     18. EMINENT DOMAIN.  In the event of a taking by condemnation or eminent
         --------------
         domain proceedings of any material portion of a Development Property [prior to Contribution, the Contributors shall promptly give written notice thereof to Weeks and Weeks shall have the right, at its sole option, of terminating this Agreement as to that Development Property by written notice given to the Contributors on or before the tenth
         (10th) day following receipt of such notice. For purposes hereof, a "material portion" of any Development Property shall be any portion upon which an improvement is located, any portion which contains enough parking spaces, the loss of which would cause a violation of any Lease on the Development Property or cause a violation of any applicable zoning ordinance or which permanently alters the access to and from the Property in a material adverse way. If Weeks so terminates this Agreement as to that Development Property, then this Agreement shall terminate as to that Development Property, and the parties hereto shall have no further rights or obligations hereunder. If Weeks does not terminate the Agreement pursuant to this Paragraph as to that Development Property, then the Contributors shall pay over to Weeks on the Contribution Date all monies received or collected by the Contributors by reason of such taking, and the Contributors shall further assign and transfer to Weeks all of the Contributors' right, title and interest of, in and to any awards that have been or may be made for such condemnation or eminent domain proceedings and the additional money that may be payable when the same is and becomes assignable as a matter of law.

     19. DEFAULT.
         -------

     a. If Weeks defaults hereunder, the Contributors may either proceed against Weeks at law for damages or seek specific performance of Weeks' obligations hereunder.

     b. If the Contributors default hereunder, Weeks may either proceed against the Contributors at law for damages or seek specific performance of the Contributors' obligations hereunder. After notice as provided in Paragraph 19(c) below, and lapse of cure period without cure by the Contributors, Weeks may elect to cure the Contributors' default hereunder and the Contributors shall promptly, upon demand, reimburse Weeks for all costs and expenses incurred in cure, including interest on such costs and expenses, at a rate equal to LIBOR plus one hundred and thirty five (135) basis points, per annum, from the date incurred until the date of reimbursement, and upon Contribution of the Development Property in question, if ever, the Adjusted Contribution Value for such Development Property shall be reduced by such costs and expenses of cure and accrued interest thereon.

     c. Prior to exercising any of its rights hereunder or at law or in equity for a default, a party shall give the other party written notice of such default hereunder and the other party shall have thirty (30) days to cure such default from and after such notice.

     d. After Closing, the liability of the Contributors for a breach of the representations and warranties by the Contributors in this Agreement shall be governed by the Partnership Amendment and the pledge of Units and Shares of therein contained.

     20. BROKERAGE FEES.  Except for brokers paid-in-full at the Initial
         --------------
         Contribution pursuant to separate written agreements for the entire Transaction, the Contributors and Weeks each represent and warrant to the other that they have not employed, retained, or consulted any broker, agent, or finder in connection with this Agreement or the

         Contribution, and the Contributors and Weeks each hereby indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys' fees incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party for or on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor's breach of this representation and warranty.

     21. MISCELLANEOUS.
         -------------

     a. Weeks shall not assign, sell, convey or otherwise transfer any or all its rights under this Agreement without the prior written consent of the Contributors. The Contributors shall not assign, sell, convey, or otherwise transfer any or all of the Development Properties or its rights under this Agreement without the prior written consent of Weeks. No such assignment by the Contributors or Weeks shall relieve or release the assigning party of any liability hereunder. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

     b. This Agreement and the other Transaction Documents supersedes all prior agreements between the parties hereto with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any of the provisions of this Agreement shall be made against either party, except on the basis of a written instrument executed by or on behalf of such parties.

     c. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

     d. The headings of the several paragraphs and subparagraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction of any term or provision hereof, except otherwise provided in Paragraph 1 of this Agreement.

     e. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

     f.  Any notice, request or other communication (a "notice") required or
                                                        ------
         permitted to be given hereunder shall be in writing and be delivered by hand or overnight courier (such as UPS Next Day Air) or by facsimile transmission or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery, deposit with such overnight courier for next business day delivery, or upon transmission by facsimile with confirmation, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or courier delivery or the confirmation date of facsimile transmission or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days' prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party's counsel. The parties respective notice addresses are as follows:

                Weeks:         Weeks Realty, L.P.
                               4497 Park Drive
                               Norcross, Georgia   30093
                               Attention:  Thomas D. Senkbeil,
                                           Vice Chairman/Chief
                                           Investment Officer
                               Fax:  (770) 717-3310

                With Copy To:  King & Spalding
                               191 Peachtree Street
                               Atlanta, Georgia   30303-1763
                               Attention:  William J. Armstrong, Esq.
                               Fax: (404) 572-5148

                Contributors:  Harold S. Lichtin
                               Suite 200
                               1800 Perimeter Park Drive
                               Morrisville, North Carolina 27560
                               Fax:   (919) 467-4428

                With Copy To:  Kennedy Covington Lobdell & Hickman, L.L.P.
                               Two Hannover Square
                               Suite 1900
                               434 Fayetteville Street Mall
                               Raleigh, North Carolina 27602
                               Attention: Alan H. Peterson, Esq.
                               Fax:   (919) 743-7358

     g. If any provision of this Agreement or the application thereto to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to the other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     h. Nothing in this Agreement shall be construed as giving any person, firm, corporation, or other entity, other than the parties hereto, their successors and assigns, any rights, remedy or claim under or in respect to this Agreement or any provision hereof.

     i. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts together shall constitute the one agreement.

     j.  Time is of the essence of this Agreement; provided, however, that if
                                                   --------  -------
         the time within which any action, consent, approval, or other activity herein contemplated, expires on a Saturday, Sunday, or legal holiday, such time period shall automatically be deemed extended to the first day after the scheduled termination of such time period which is not a Saturday, Sunday, or legal holiday.

     k. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

     l. All representations, warranties and agreements of the Contributors and Weeks contained in this Agreement shall not be merged into the Contribution documents and shall survive Contribution subject to the provisions of the Partnership Amendment.

     m. In the event of a breach of this Agreement by either party, the non-breaching party shall be entitled to recover all costs associated with enforcing this Agreement, including reasonable attorneys' fees and expenses actually incurred.

     n. So long as a Development Property and the Regency Forest Land is subject to this Agreement, the Contributors agree not to offer to any party other than Weeks, that properties, or any portion thereof or any interest therein, for sale or lease, except for the leasing of space pursuant to the terms of this Agreement, and the Contributors agree not to negotiate, solicit or entertain any offers from or with any party other than Weeks, to purchase or lease the property, or any portion thereof or any interest therein, except for the leasing of space as aforesaid.

     o. Contemporaneously with the execution and delivery of this Agreement, Weeks and the Contributors shall enter into a short form memorandum of this Agreement, which shall be recorded in the public records of Wake County, North Carolina, to give notice of Weeks' interest in the Development Properties pursuant to this Agreement.

     p. The Contributors hereby appoint H.S. Lichtin as their authorized representative under this Agreement. Any direction, consent, approval, disapproval, authorization or other action required or permitted to be given or taken under this Agreement by any of the Contributors shall be given or taken only by H.S. Lichtin. In giving notice to the Contributors under this Agreement, Weeks may give such notice only to H.S. Lichtin as provided under Paragraph 21f of this Agreement and such notice shall constitute notice to all of the Contributors. If Weeks receives notice of any matter from any Contributor who is not H.S. Lichtin, Weeks shall be entitled at its discretion to disregard such notice and such notice shall have no legal effect under this Agreement, unless and until confirmed by H.S. Lichtin. The written statements and representations of H.S. Lichtin shall for the purposes of this Agreement be binding upon the Contributors and Weeks shall have no obligation or duty whatsoever to inquire into the authority to take any action which he proposes to take, regardless of whether H.S. Lichtin actually has the authority to take any such action; and Weeks shall be entitled to rely upon any direction, authorization, consent, approval or disapproval given by H.S. Lichtin in connection with any matter arising out of or in connection with this Agreement.

     q. For any Development Property Contributed after July 1, 1997, but prior to achievement of Stabilization, as permitted pursuant to Paragraph 4b of this Agreement, the Adjusted Contribution Value (using for the purpose of the recomputation the outstanding principal balance of any applicable Existing Loan on the Contribution Date) shall be recomputed as of the earlier of (i) the date the Development Property first achieves Stabilization, or (ii) June 30, 1998, and, if this newly recomputed Adjusted Contribution Value exceeds the Adjusted Contribution Value determined on the Contribution Date for this Development Property, Weeks shall issue to the Contributors in respect of such previously Contributed Development Property an additional number of Units equal to the quotient of (y) such excess divided by (z) the Unit Price [determined as of the date of recomputation under this subparagraph]. Any Units issued pursuant to this subparagraph shall be subject to the provisions of Paragraph 7b and 7c of this Agreement.

     r. With regard to the Regency Forest Land, the Contributors and Weeks agree as follows:

         i. As of the date of this Agreement, the Regency Forest Land and the Land for the Regency-Sprint Development Property are a single unsubdivided tract of land. As soon as is reasonably practicable and as soon as is permitted by the City of Cary, North Carolina, the Contributors, at their sole cost and expense, agree to have the Regency Forest Land and the land for the Regency-Sprint Development Property subdivided pursuant to a subdivision map or plat approved by the City of Cary and approved by Weeks in its reasonable discretion. In any event, the Contributors agree to have this subdivision completed not later than the earlier of the date of the issuance of a Certificate of Occupancy for the building shell of the building currently under construction for the Regency-Sprint Development Property or the Contribution Date for the Regency-Sprint Development Property provided for in this Agreement.

         ii. Within ten (10) business days after approval of the subdivision map, as described in the immediately preceding clause, the Contributors agree to cause the Project Entity to convey good and marketable fee simple title to the Regency Forest Land to Weeks by general warranty deed, subject only to permitted title exceptions approved by Weeks. Additionally, any loan encumbering the Regency Forest Land shall be paid in full by the Contributors and canceled immediately prior to conveyance of the Regency Forest Land to Weeks.

         iii. In consideration for such conveyance, Weeks shall issue Units to the Contributors (pro rata in accordance with their respective membership interests in the Project Entity which owns the Regency Forest Land) a number of Units equal to One Million Dollars ($1,000,000) divided by the Unit Price (for this purpose the Unit Price shall be deemed to be Twenty-Five Dollars and Twenty-Five Cents ($25.25)). All Units so issued shall be held by the Contributors subject to the applicable rights agreements.

         iv. As of the date of this Agreement, the Contributors hereby make, jointly and severally, for the benefit of Weeks, each and every representation and warranty set forth in Paragraph 14 of this Agreement as to the Regency Forest Land, to the extent applicable to unimproved land. At the date the Regency Forest Land is conveyed to Weeks, the Contributors shall remake, for the benefit the of Weeks, each and every representation and warranty set forth in Paragraph 14 as to the Regency Forest Land, to the extent applicable to unimproved land. Weeks acknowledges and agrees that the liability of the Contributors for breach of these representations, and warranties are subject in all respects to the limitations on liability set forth in the Partnership Amendment and the pledge of Units and shares therein contained.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                       CONTRIBUTORS:
                                       ------------



                                                                         (SEAL)
                                       ----------------------------------
                                       HAROLD S. LICHTIN



                                                                         (SEAL)
                                       ----------------------------------
                                       MARIE ANTOINETTE ROBERTSON



                                                                         (SEAL)
                                       ----------------------------------
                                       NOEL LICHTIN


                                       PERIMETER PARK WEST ASSOCIATES
                                       LIMITED PARTNERSHIP,
                                       a North Carolina limited partnership



                                       By:                               (SEAL)
                                          -------------------------------
                                          Harold S. Lichtin,
                                          General Partner



                                       By:                               (SEAL)
                                          -------------------------------
                                          Marie Antoinette Robertson,
                                          General Partner

                                       WEEKS:
                                       -----

                                       WEEKS REALTY, L.P., a Georgia limited
                                       partnership authorized to do business
                                       in the State of North Carolina as
                                       Weeks Realty Limited Partnership

                                       By:  Weeks GP Holdings, Inc., a Georgia
                                            corporation, sole general partner


                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------